ELEVATE ANNOUNCES NEW FINANCING FACILITY FOR TODAY CARD

FORT WORTH, TX - October 13, 2021 - Elevate Credit, Inc. (NYSE: ELVT) (“Elevate”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced a $50 million financing facility, with an ability to increase the facility up to $100 million, to fund continued growth of the Today Card product - a lower priced option for credit constrained consumers. The financing facility for the Today Card is provided by Park Cities Asset Management LLC ("Park Cities"), an alternative investment firm focused on providing flexible debt solutions. The new financing facility will lower Elevate's overall cost of capital.
"The Today Card has seen outsized demand and has been the fastest growing brand over the last 12 months," said Elevate CEO, Jason Harvison. “To continue that growth, we have announced a new lower cost credit facility. Park Cities has demonstrated a deep understanding of our space. I am pleased to both diversify our financing and promote our platform's ability to serve non-prime consumers at even lower APRs."
"Elevate is changing the game for non-prime Americans. We are proud to partner with a mission driven organization and help enable their growth," said Park Cities Managing Partner, Alex Dunev. "This facility helps continue to bolster lower cost and consumer friendly products on the Elevate platform."
About Today Card
Today Card was designed with prime features to help expand access to credit for non-prime consumers with a credit card product that promotes responsible use. The Today Card Mastercard offers benefits such as fraud control, family share, and flexible payment terms to non-prime Americans. For more information, see todaycard.com.
About Elevate
Elevate (NYSE: ELVT), together with the banks that license its marketing and technology services, has originated $9.2 billion in non-prime credit to more than 2.6 million non-prime consumers to date and has saved its customers more than $8.5 billion versus the cost of payday loans. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit products includes RISE, Elastic and Today Card. For more information, please visit http://corporate.elevate.com.
About Park Cities
Park Cities Asset Management, LLC is an alternative credit manager focused on deploying credit across asset classes in the Specialty Finance and FinTech sectors. Park Cities and its predecessor firm have been investing for over a decade and is led by Alex Dunev and Andy Thomas. Park Cities provides investment advice through its SEC Registered Investment Advisor, Park Cities Advisors, LLC. For more information about Park Cities, please visit www.parkcitiesmgmt.com.

Contacts
Investor Relations:
Solebury Trout
Sloan Bohlen, (817) 928-1646
investors@elevate.com

or

Media Inquiries:
Solebury Trout
Laurie Steinberg, (845) 558-6370
lsteinberg@soleburytrout.com
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